Exhibit 8.1

Boston   Brussels   Chicago   Dallas   Düsseldorf   Frankfurt   Houston   London   Los Angeles   Miami

Milan    Munich   New York   Orange County   Paris   Rome   Seoul   Silicon Valley   Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)

[                ]

Tyco International plc

Melbourn Road

Bishopstown

County Cork

Ireland

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Tyco International plc (“Tyco International”), a public limited company organized under the laws of Ireland, in connection with the proposed share consolidation (the “Tyco Share Consolidation”) in which Tyco International shareholders will receive 0.995 ordinary shares of Tyco International for every one ordinary share of Tyco International held, as described in the registration statement on Form S-4 (as amended through the date hereof, and including the proxy statement/prospectus that forms a part thereof, the “Registration Statement”) filed by Tyco International with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) in connection with the merger of Johnson Controls, Inc. (“JCI”), a Wisconsin corporation, with Jagara Merger Sub LLC (“Merger Sub”), a Wisconsin limited liability company and an indirectly, wholly owned subsidiary of Tyco International.

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the merger agreement by and among JCI, Tyco International, and Merger Sub dated as of January 24, 2016 (the “Merger Agreement”); (iii) the representation letter (including all exhibits thereto, the “Representation Letter”) of Tyco International delivered to us for purposes of this opinion; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Tyco Share Consolidation will be consummated as described in the Registration Statement and in accordance with the provisions of the Merger Agreement, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the representations and statements set forth in the Registration Statement, the Representation Letter, the Merger Agreement, and the other documents referred to herein are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement in the Registration Statement, the Representation Letter, the Merger Agreement, or any other document referred to herein made “to the best knowledge and belief of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or statement set forth in the Registration Statement, the Representation Letter, the Merger Agreement, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations and statements set forth in the Representation Letter, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion.  Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification.  In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement, it is our opinion that the discussion set forth in the Registration Statement under the heading “Certain Tax Consequences of the Merger—U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Tyco Share Consolidation to Tyco Shareholders” is accurate in all material respects.

This opinion expresses our views only as to the specific U.S. federal income tax issues set forth above, and no opinion is expressed as to any tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes.  Our opinion is based on U.S. federal income tax laws in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court.  Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein.  Nevertheless, we do not by rendering this opinion undertake any responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to, and to the reference to our firm in, the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,